Exhibit 99.1


                           FARMERS & MERCHANTS BANCORP
                             DECLARES CASH DIVIDEND

The Board of Directors of Farmers & Merchants Bancorp recently declared a cash dividend of $2.10 per share, an increase from the $2.00 per share paid last year. The cash dividend will be paid on July 1, 2003, to stockholders of record on June 17, 2003.

"Farmers & Merchants Bank's strong first quarter financial performance represented the 21st consecutive quarter that net income exceeded the same quarter the prior year. Management and the Board of Directors are extremely pleased with year-to-date results and unanimously approved the cash dividend with an increase over the prior year. This is the sixth consecutive year that the mid-year cash dividend has been increased." said Kent A. Steinwert, the Bank's President and Chief Executive Officer.

In April, the Bank reported record first quarter net income of $3,400,634 or $4.64 per share of common stock which represents a 13.2% increase over the same period in 2002. In addition, loans outstanding grew 16.7%, total core deposits, excluding time deposits, increased 12.7%, and total assets were $1,079,593,460 up 15.5% over March 2002. Return on Average Assets for the quarter continued to strengthen and exceeded 1.35%. Return on Average Equity for the quarter (net of accumulated other comprehensive income), improved by 70 basis points to 13.2% in comparison to the prior year.

Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, the institution is a full service community bank with over $1 billion in assets. F&M Bank proudly serves California's Great Central Valley through 17 branch offices conveniently located from Sacramento to Turlock.